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                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is made and entered into this 22nd day of September, 1995, by and between MASADA SECURITY, INC., a Delaware corporation ("Purchaser") and ALARM DATA GROUP, INC., a Maryland corporation ("Seller").


                                    Recitals

         Seller is engaged in the business of operating a security alarm system monitoring business in Beltsville, Maryland and the surrounding area (the "Business").

         Seller desires to sell to Purchaser and Purchaser desires to buy from Seller all of the customer account contracts referenced on Schedule 1(a) hereto and certain other assets of Seller pertaining to the Business, and Purchaser and Seller desire to make certain other arrangements between them relating to the purchase and sale of such assets, all upon the terms and conditions hereinafter set forth.


                                   Agreement

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants, agreements and specific considerations set forth below, the sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound, agree as follows:


         Section 1. Agreement to Purchase and Sell. In accordance with the terms and conditions contained herein and in reliance on the respective representations and warranties of the parties hereto, Seller hereby agrees to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase, accept and acquire from Seller in the manner provided herein, the following assets (collectively referred to as the "Purchased Assets"):

                          (a)     Alarm Accounts.  All right, title and
interest of Seller in and to the contracts for the rendering of security monitoring services to existing customers of Seller which meet all of the requirements listed in Section 8(i) and are specifically listed on Schedule 1(a) hereto (the "Alarm Accounts");

                          (b)     Contract Monitoring Accounts.  All right,
title and interest of Seller in and to the contracts for rendering of security monitoring services, all of which are listed on Schedule 1(b) hereto (the "Contract Monitoring Accounts");
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                          (c)     Other Contracts.  All right, title and
interest of Seller in and to all executory contracts, agreements and leases, all of which are listed on Schedule 1(c) hereto (the "Other Contracts"), the Other Contracts to include, without limitation all non-competition or non-solicitation agreements accruing to the benefit of the Seller.

                          (d)     Receivables.  The accounts receivable, trade
accounts, notes receivable and other debts owed to Seller for monitoring services rendered pertaining to the Alarm Accounts and Contract Monitoring Accounts as of the Closing Date, all of which are listed on Schedule 1(d) hereto (the "Receivables"). The Receivables as listed on Schedule 1(d) shall be broken down into two categories which are (i) the Receivables related to RMR ("RMR Receivables"), and (ii) the Receivables related to one-time non contracted service work and installations ("Service Receivables").

                          (e)     Telephone Lines and Numbers.  All right,
title and interest of Seller in and to all of the local and long distance business telephone numbers used by Seller and which relate to all aspects of maintaining the Alarm Accounts and Contract Monitoring Accounts, including but not limited to, lines used for sales and marketing, technical service, administration and monitoring (including digital dialer telephone lines that transmit signals from customer locations to Seller's central station and "ring-down" lines), all of which are listed on Schedule 1(e) hereto (the "Telephone Lines and Numbers");

                          (f)     Alarm Account Information.  All files,
records and incidental documentation of Seller pertaining to the Alarm Accounts and Contract Monitoring Accounts (the "Alarm Account Information"), including, without limitation, all computer lists, contract information, accounting history, service records and information, credit records and information, and purchase and sales records and information.

         Section 2.       Purchase Price and Payment.

                          (a)     Purchase Price for the Purchased Assets
Excluding Receivables. The purchase price for the Purchased Assets excluding Receivables (the "Purchase Price Excluding Receivables") shall be the product of 35 times the aggregate of the RMR of the Alarm Accounts less an amount equal to the prepaid revenue relating to the Alarm Accounts (as set forth on Schedule 2(a) hereto) computed on a per diem basis to the Closing Date. For purposes of this Agreement, the term "RMR" with respect to the Alarm Accounts acquired from Seller by Purchaser shall be the charge for gross alarm monitoring services, (including, without limitation, maintenance and other alarm related services), exclusive of sales or intangible taxes, if any, and any direct wire telephone line or other utility charges associated with monitoring, payable by the customer for each applicable billing period expressed in terms of a monthly amount regardless of whether the billing period is annual, semi-annual, quarterly or monthly.





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                          (b)     Purchase Price-Receivables.

                                  (i)      The purchase price for the RMR
Receivables (the "Purchase Price-RMR Receivables") shall equal 90% of the face value of the RMR Receivables. The Purchase Price-RMR Receivables only applies to amounts which are less than 60 days delinquent from the date of the applicable original due date.

                                  (ii)     The reimbursement for Service
Receivables shall be made after the Closing Date in accordance Section 17(b).

                          (c)     Purchase Price-All Purchased Assets.  The sum
of the Purchase Price Excluding Receivables and the Purchase Price-RMR Receivables shall hereafter be referred to as the "Purchase Price-All Purchased Assets".

                          (d)     Payment of Purchase Price-All Purchased
Assets.

                                  (i)      The aggregate of: (A) 90% of the
Purchase Price Excluding Receivables; (B) the Purchase Price-RMR Receivables; and (C) the adjustments calculated in accordance with Section 2(e) (collectively referred to as the "Initial Payment") shall be paid by Purchaser to Seller by wire transfer or other mutually agreeable means on the Closing Date; provided, however, that if any of the Purchased Assets are subject to third party liens or other encumbrances as of the Closing Date, then such third party rights or liens shall be terminated or released at Closing due to payment of the full amount due as of the Closing Date and a UCC-3 termination statement or other release shall be provided to Purchaser which shall be sufficient to vest Purchaser with full and complete title in the Purchased Assets.

                                  (ii)     The Purchase Price-All Purchased
Assets less the Initial Payment (the "Deferred Payment Amount") shall be paid in accordance with Section 3 hereof.

                          (e)       Adjustment to Purchase Price.  The Purchase
Price-All Purchased Assets shall be adjusted for items of expense and income prorated as of the Closing Date in the manner provided below:

                                  (i)      An "AR Adjustment" shall equal the
difference resulting from the calculation of RMR Receivables less "Unearned"AR less "Unearned" Income. "Unearned" AR would relate to RMR Receivables resulting from advance billing for monitoring and/or other contracted services which have not yet been performed by Seller. "Unearned" Income results from customer prepayment for services which have not yet been performed by Seller. If the AR Adjustment is negative, it will result in a purchase price reduction to the benefit of Purchaser; if it is positive, it will result in a purchase price increase to the benefit of Seller. The Service Receivables will be excluded from calculation of the AR Adjustment because Seller is being compensated directly as this income is received in accordance with Section 17(b).





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                                  (ii)     Liabilities or credits for personal
property taxes, if any, in respect of the Purchased Assets shall be prorated on the basis of the current taxable year, to and including the Closing Date; provided that if the assessed value of any Purchased Asset or rate of tax with respect thereto shall not have been determined prior to the Closing Date, the value and rate shall be determined on the basis of the amount of the previous year in which the same was determined; and

                                (iii)      Other liabilities or credits,
prepaid items and deferred charges relating to the Purchased Assets existing on the Closing Date shall be adjusted as of the Closing Date by prorating the aforementioned items for credit to Seller or Purchaser, as the case may be, in accordance with generally accepted accounting principles.

                          (f)     Allocation of Purchase Price-All Purchased
Assets. The Purchase Price-All Purchased Assets, subject to the adjustments set forth in Section 2(e), shall be allocated as set forth in this Schedule 2(f). Purchaser and Seller agree for income tax purposes they shall report the transactions contemplated by this Agreement in a manner consistent with such allocation.


         Section 3.       Deferred Payment Amount.

                          (a)     Escrow Agreement.  On or prior to the Closing
Date, Seller and Purchaser agree to execute an Escrow Agreement substantially in the form attached hereto as Schedule 3(a) (the "Escrow Agreement") and Purchaser agrees to deposit with SouthTrust Bank of Alabama, N.A. (the "Escrow Agent"), the Deferred Payment Amount to be held in an escrow account (the "Escrow Account") pursuant to the terms of the Escrow Agreement (the "Deferred Payment Amount" together with all earnings thereon shall collectively hereinafter be referred to as the "Escrow Amount").

                          (b)     Payment and Escrow Amount.  Within 30 days
after the first year anniversary of the Closing Date, Purchaser shall submit to Seller substantially in the form attached hereto as Schedule 3(b) along with all appropriate supporting documentation, a report reflecting: (i) the Escrow Amount; (ii) the total Repurchase Amounts, if any, credited to Purchaser calculated in accordance with Section 6(a) (the "Total Repurchase Amounts");
(iii) the RMR Downward Adjustment, if any, credited to Purchaser calculated in accordance with Section 6(b); (iv) the Receivables Downward Adjustment, if any, credited to Purchaser calculated in accordance in Section 6(c); (v) the Conversion Adjustment, if any, credited to Purchaser calculated in accordance with Section 17(a) and (vi) the resulting difference between Schedule 3(b)(i) less the Purchaser's credits associated with Section 3(b)(ii), (iii) (iv) and
(v)(the "Resulting Difference"). If Seller does not notify Purchaser of a dispute regarding such report within ten business days from the date such report is submitted by Purchaser to Seller or if Seller notifies Purchaser of its acceptance of such report, such report shall be deemed complete and accurate and Seller and Purchaser shall notify Escrow Agent to pay the sums computed below to Seller or Purchaser, as the case may be, and the Escrow Account shall then be closed





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after payment by the Escrow Agent of all funds held by it in the Escrow
Account. If the Resulting Difference is a positive amount then Seller and Purchaser shall instruct the Escrow Agent to first pay the Seller the Resulting Difference and the remainder of the Escrow Amount shall be paid by Escrow Agent to Purchaser. If the Resulting Difference is equal to zero or is a negative amount, then Seller and Purchaser shall instruct the Escrow Agent to pay Purchaser the entire Escrow Amount and Seller shall owe no further amount to Purchaser.

                          (c)     Dispute.  All disputes and differences with
respect to the computation of the Resulting Difference and the Escrow Account shall be determined by binding arbitration under the rules then in effect of the American Arbitration Association, such arbitration hearing to be held in Birmingham, Alabama. The arbitration proceedings shall be heard by one arbitrator selected from the proposed panel of arbitrators issued by the American Arbitration Association, Seller, on the one hand, and Purchaser, on the other hand, shall attempt to select a mutually acceptable arbitrator. If the parties are unable to select a mutually acceptable arbitrator within five business days following the issuance of the list of potential arbitrators by the American Arbitration Association, Seller, on the one hand, and Purchaser, on the other hand, shall each select one person from the list, and those two persons selected shall appoint a third person from the list, which person shall be the arbitrator for the dispute. All arbitration awards shall include an award of expenses including, but not limited to, legal and accounting fees.

         Section 4.       The Closing.

                          (a)     Date and Place.  The closing of the purchase
and sale of the Purchased Assets shall take place on September 28, 1995 or such other date as shall be mutually acceptable to Purchaser and Seller (the "Closing Date") and shall take place at a location mutually acceptable to Purchaser and Seller.

                          (b)     Closing Deliveries.  On the Closing Date,
Seller shall make the deliveries specified by Section 9 and Purchaser shall make the deliveries specified by Section 10.

                          (c)     Closing Procedure.  All proceedings to be
taken and all documents to be delivered and executed on the Closing Date shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. On the Closing Date, Seller and Purchaser shall execute and deliver the instruments and documents referenced in Sections 9 and 10 and Purchaser shall make the Initial Payment and shall deposit the Deferred Payment Amount with the Escrow Agent.

                          (d)     Termination.  In the event that any of the
conditions set forth in Section 9 are not satisfied or waived in writing prior to or on the Closing Date, then Purchaser may terminate this Agreement by written notice to Seller. In the event that Purchaser exercises such right of termination, this Agreement thereupon shall become wholly void and be of no





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further force or effect, except for the confidentiality provisions contained in
Section 14(c) and there shall be no further liability on the part of Seller or its respective officers, directors, stockholders, employees or agents with respect to the transactions contemplated hereby.

                          (e)     Specific Performance.  In the event that
Purchaser complies with all of the requirements set forth in Section 10, then Purchaser shall have the right of specific performance against the Seller as to the Purchased Assets.


         Section 5. Assumption of Liabilities. Purchaser shall not assume any liability, debt or obligation of Seller except the responsibility of rendering security monitoring services pursuant to the Alarm Accounts and Contract Monitoring Accounts set forth on Schedules 1(a) and 1(b) and those liabilities and obligations of Seller arising after the Closing Date that are set forth on Schedule 5 hereto. Seller shall continue to be responsible for, and shall indemnify and save harmless Purchaser from and against, all of Seller's known and unknown liabilities, debts and obligations, arising prior to, in connection with, or subsequent to the Closing Date that are not specifically assumed by Purchaser as set forth on Schedules 1(a), 1(b), and 5.


         Section 6.       Special Warranties.

                          (a)     Alarm Accounts.  Seller warrants that
beginning on the Closing Date and for the 12 month period immediately after the Closing Date (the "Guarantee Period") all Alarm Accounts purchased by Purchaser pursuant to this Agreement and described on Schedule 1(a) shall continue to meet the requirements specified in Section 8(i) and that all payments from customers shall be made in a timely manner. For purposes of this Agreement, payments by customers shall be considered timely if they are received by Purchaser on or before the 60th day following the applicable invoice due date. For purposes of this Agreement a "Defaulted Contract" shall be defined as: (i) any Alarm Account that no longer meets the requirements specified in Section 8(i); or (ii) any Alarm Account in which payments from customers shall not have been made in a timely manner. Purchaser shall give Seller written monthly notice of any and all Defaulted Contracts as soon as reasonably possible. Seller shall have 30 days from the receipt of such written notice to return such Defaulted Contracts to compliance with the requirements of Alarm Accounts as specified in Section 8(i) and timeliness; provided, however, that Seller shall not, either directly or indirectly, make payments to or provide other assistance to or on the behalf of the customers who have Defaulted Contracts. If at the end of such 30 day period Purchaser, in its sole discretion, determines that any or all such Alarm Accounts are still Defaulted Contracts, then Seller shall repurchase such Alarm Accounts from Purchaser for 35 times the RMR of such Defaulted Contracts as of the Closing Date (the "Repurchase Amount") or shall replace the Defaulted Contracts with other contracts that meet all of the requirements listed in Section 8(i) and have RMR greater than or equal to that of such Defaulted Contracts. If the Seller does not repurchase or replace the Defaulted Contracts within such 30 day period, Seller shall be charged against the Escrow Account an amount equal to the Repurchase Amount plus the interest accruing thereon from the Closing Date at the rate then





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applicable to the Escrow Account; provided, however, the aggregate Repurchase
Amount charged against the Escrow Account shall only exceed the amount of the Escrow Account in the case of fraud on behalf of Seller.

                          (b)     RMR.  Seller warrants that the RMR used in
computing the Purchase Price Excluding Receivables shall equal or exceed the actual RMR of the Alarm Accounts at the expiration of the Guarantee Period. A charge shall be made against the Escrow Account for the benefit of Purchaser for each Alarm Account for which it is determined the RMR used in computing the Purchase Price Excluding Receivables exceeded the actual RMR for such Alarm Accounts at the expiration of the Guarantee Period. The amount of such charge shall be determined by computing the amount by which the RMR of the Alarm Accounts used in computing the Purchase Price Excluding Receivables exceeds the actual RMR of such Alarm Accounts at the expiration of the Guarantee Period and multiplying such sum by 35 (the "RMR Downward Adjustment").

                          (c)     RMR Receivables.  Seller warrants that all
amounts associated with the RMR Receivables will be paid to Purchaser. If amounts associated with the RMR Receivables are uncollected at the end of the Guarantee Period, Seller shall be charged against the Escrow Account an amount equal to such uncollected Receivables ("Receivables Downward Adjustment"); provided, however, that if the Resulting Difference is a negative amount then Seller or Dennis V. Riley, individually, shall pay Purchaser an amount equal to the lesser of the Resulting Difference (reflected as a positive amount) or the Receivables Downward Adjustment.


         Section 7. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that on the date hereof and on each day thereafter to the Closing Date:

                          (a)     Organization and Standing.  Purchaser is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Purchaser has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now being conducted and to enter into this Agreement and to perform its obligations hereunder.

                          (b)     Authority Relative to this Agreement.  The
execution, delivery and performance by Purchaser of this Agreement has been duly authorized and no further corporate action is necessary on the part of the Purchaser to make this agreement valid and binding upon Purchaser in accordance with its terms.

                          (c)     No Violation.  Neither the execution nor the
delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated herein, nor compliance by Purchaser with any of the provisions hereof:

                                  (i)      violates or conflicts with or
results in the breach or termination of any term or provision of, nor constitutes a default or acceleration of the





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performance required under, the certificate of incorporation, bylaws or resolutions of the Purchaser, or any indenture, mortgage, deed, trust or other contract or agreement to which Purchaser is a party or by which its properties are bound;

                                  (ii)     violates any order, writ, injunction
or decree of any court, administrative agency or governmental body; or

                                  (iii)    requires the consent of any other
person, entity or governmental authority.

                          (d)     Brokerage Fees.  Purchaser is not obligated
nor has it agreed to pay any brokerage commissions, finders fees or other similar fees or charges in connection with the purchase of the Purchased Assets pursuant to this Agreement.

         Section 8. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that on the date hereof and on each day thereafter to the Closing Date:

                          (a)     Organization and Standing.  Seller is a
corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Seller has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as it has been and currently is being conducted and to enter into this Agreement and to perform its obligations hereunder.

                          (b)     Authority Relative to this Agreement.  The
execution, delivery and performance by Seller of this Agreement has been duly authorized by the board of directors and stockholders of Seller, and no further corporate action is necessary on the part of Seller to make this Agreement valid and binding upon the Seller in accordance with its terms.

                          (c)     No Violation.  Neither the execution nor the
delivery of this Agreement by Seller nor the consummation of the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof:

                                  (i)      violates or conflicts with or
results in the breach or termination of any term or provision of, nor constitutes a default or acceleration of the performance required under, the articles of incorporation, bylaws or resolutions of Seller, or under any indenture, mortgage, deed, trust or other contract or agreement to which Seller is a party or by which its properties are bound;

                                  (ii)     violates any order, writ, injunction
or decree of any court, administrative agency or governmental body; or

                                  (iii)    requires the consent of any other
person, entity or governmental authority.





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                          (d)     Brokerage Fees.  Seller is not obligated nor
has it agreed to pay brokerage commissions, finders fees or other similar fees or charges in connection with the purchase of the Purchased Assets pursuant to this Agreement.

                          (e)     Title to Purchased Assets.  Seller warrants
that as of the Closing Date it will have good and marketable title to all of the Purchased Assets, and the Purchased Assets shall not be subject to any pledge, option, conditional sale agreement, security interest, consensual lien, judgment lien, encumbrance or charge of any kind. Seller warrants that the Alarm Accounts acquired by Purchaser are valid and are binding upon and enforceable against the customers of Seller executing same in accordance with their terms, and the obligations of the customers of Seller thereunder are not subject to set-off or claims resulting from the conduct of Seller's business prior to their conveyance to Purchaser.

                          (f)     Compliance with the Law.  The Business has
been and is being conducted in compliance with all applicable laws, regulations and requirements of each jurisdiction in which it is carried on and is not in breach of any such laws, regulations or requirements. Seller warrants to hold Purchaser harmless from and against any violations of applicable laws, regulations or requirements arising out of non-compliance therewith prior to the Closing Date.

                          (g)     Actions, etc.  Except as set forth on
Schedule 8(g):

                                  (i)      there are no actions, suits,
proceedings or investigations pending against or relating to the Business or the Purchased Assets and Seller has not received any notice or written or oral communication reflecting an intention or threat to institute any such action, suite proceeding or investigation;

                                  (ii)     there are no actions, suits,
proceedings, or investigations pending before any court or governmental agency in which it is sought to restrain or prohibit the carrying out of this Agreement or the consummation of the transactions contemplated herein in connection therewith and there is no such action, suit, proceeding or investigation threatened;

                                  (iii)    Seller is not subject to any
judgment, order, writ, court decree, governmental decree or injunction relating to the Business;

                                  (iv)     there are no known defects or
deficiencies in the products or services provided by Seller prior to the date hereof as a result of which any claim or suit may arise.

                          (h)     Tax Returns.  Seller has timely filed all tax
reports and returns required to be filed and has timely paid all taxes (including, without limitation, income, payroll withholding, sales and use taxes) and all other charges due or claimed to be due from it by federal, state or local taxing authorities in respect of the periods covered by such returns.





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                          (i)     Alarm Account Requirements.  Each of the
Alarm Accounts must:

                                  (i)      be evidenced by a valid, enforceable
and properly executed written Monitoring Agreement which is in compliance with all laws, rules and regulations including without limitation all truth-in-lending requirements;

                                  (ii)     not been repudiated by the customer.
An Alarm Account shall be deemed repudiated if: (A) the customer has abandoned the premises at which the security monitoring system has been installed; (B) the customer is insolvent; or (C) the customer has cancelled or issued notice of termination of an Alarm Account, notwithstanding the fact that an Alarm Account may remain enforceable against the customer;

                                  (iii)    have generated cash receipts
representing service charges for at least one full billing cycle or prepayment for at least one month's service; and

                                  (iv)     have no charges that have been
outstanding and unpaid for more than 60 days from the invoice due date as of the Closing Date.

                                  (v)      must not have been a customer of
Purchaser within the twelve months immediately prior to the Closing Date.


                          (j)     Benefit Plans.  No profit-sharing, bonus,
stock option, pension, retirement, stock purchase, hospitalization insurance or similar plan or agreement, formal or informal, providing benefits to any current or former employee, or any other employee benefit or employee welfare plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, maintained by Seller shall obligate Purchaser to make any contributions thereto or payments in respect thereof with regard to employees of Seller who may be hired by Purchaser on or after the Closing Date.

                          (k)     Product Warranties and Medical Information.
Except for the standard warranties on installations listed on Schedule 8(k), there are no written warranties or oral warranties given by Seller applicable to any of the Alarm Accounts or Contract Monitoring Accounts. Seller has not entered into any contract or other agreement with any or all of its customers which would require Purchaser to provide any medical or health information on its customers to any third party and Seller is not obligated to keep or obtain medical or health information on any or all of its customers.

                          (l)     Insurance.  Seller has "occurrence basis"
general liability insurance coverage covering the Purchased Assets in an amount equal to or greater than one million dollars ($1,000,000.00) per single occurrence and workers compensation insurance coverage equal to or greater than that required by law. Attached hereto as Schedule 8(l) is (i) a list of all of the insurance policies covering the Purchased Assets, and (ii) a list of all insurance claims related to the Purchased Assets for the three previous years. All such policies are in full force and





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effect as of the Closing Date and Seller has not received notice of cancellation with respect thereto. For purposes of this Agreement, "occurrence basis" means if a claim arose after the Closing Date for an event which occurred prior to the Closing Date, Seller's applicable insurance policy in existence on the date such event occurred would cover such claim.

                          (m)     Right of Rescission.  Seller has provided
each residential customer with the three-day right of rescission in strict compliance with the provisions of 16 C.F.R. Part 429 (Cooling-Off Period for Door-to Door Sales) and any applicable state laws. Seller acknowledges that any failure on its behalf to strictly comply with such regulation and laws in connection with the execution and delivery of any contract involving a residential customer may result in such customer having the right to rescind or cancel any such contract. Seller further acknowledges that Buyer desires not to assume any risk for any liability that might arise as a result of any such rescission or cancellation.

                          (n)     Business Position.  The Business has at least
2,800 Alarm Accounts and $64,000 of RMR associated with the Alarm Accounts.
The Business has approximately 1,000 Contract Monitoring Accounts and $6,000 of RMR associated with the Contract Monitoring Accounts. Seller's gross revenue attrition rate over the last two (2) years has not exceeded seven percent (7%) per year. Within the six months immediately preceding the Closing Date, there has been (i) no general, overall increase in Seller's monitoring or other recurring service change - related rates, and (ii) no credits issued outside the normal course of business for accounts receivable outstanding relating to the Alarm Accounts or Contract Monitoring Accounts.

                          (o)     Chain Accounts.  Schedule 8(o) provides a
full list of any business, governmental, or other entity for which the RMR paid by such entity is greater than 2.5% of the total RMR listed on Schedule 1(a) ("Chain Accounts").

                          (p)     Contract Monitoring Accounts.  Seller has
informed each of its Contract Monitoring Account dealers that after the respective Contract Monitoring Accounts are forwarded, re-programmed, or otherwise sent to Purchaser's central monitoring station the dispatchers will answer incoming calls for the Contract Monitoring Accounts as "Masada Security."

                          (q)     Disclosure.  No representation or warranty of
Seller, and no statement contained in this Agreement and no information contained in any schedule furnished to Purchaser by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Each of the separate representations and warranties set forth in the various subsections of this Section 8 is intended to be, and shall be interpreted as, an independent representation and warranty as to matters referred to therein, and the applicability or inapplicability of any particular subsection of this Section 8 shall not affect the interpretation of any other such subsection.

         Section 9. Conditions Precedent to Obligations of Purchaser. Purchaser's obligation to purchase the Purchased Assets under this Agreement is subject to the fulfillment, prior to or at the Closing Date of each of the following conditions:

                          (a)     Representations True on the Closing Date.
The representations and warranties of Seller contained in this Agreement shall be true on the date hereof, and at the time of the Closing Date as though made on the Closing Date.

                          (b)     Performance.  Seller shall have performed and
complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                          (c)     Seller's Closing Certificate.  Seller shall
have delivered to Purchaser a Closing Certificate of the president or any authorized representative of Seller dated as of the Closing Date in the form attached hereto as Schedule 9(c).

                          (d)     Schedules.  Seller shall have updated the
Schedules hereto in accordance with Section 14(g) hereof. Purchaser shall have determined, in good faith, that taking into account the changes to the information in the updated Schedules, the transactions contemplated by this Agreement are as beneficial to Purchaser as prior to the updating of the Schedules.
                          (e)     Consents and Assignments.  Seller shall have
taken all action necessary and appropriate, and obtained all necessary consents, waivers and approvals required under any leases or other agreements to consummate the sale of good and marketable title to all the Purchased Assets free of all claims, liens or encumbrance of any type, pursuant to this Agreement in writing on terms acceptable to Purchaser in its sole discretion. Seller shall have taken all action necessary and appropriate to assign to Purchaser all noncompetition/nonsolicitation agreements executed by its employees and subcontractors.

                          (f)     Litigation.  No litigation or proceeding
shall be pending or threatened to restrain, set aside or invalidate the transactions contemplated by this Agreement or any portion thereof, including, without limitation, any claims by creditors of Seller against the Purchased Assets.

                          (g)     Opinion of Seller's Counsel.  Seller shall
have delivered to Purchaser an opinion of counsel for Seller, dated as of the Closing Date and in form satisfactory to Purchaser's counsel, to the effect that:

                                  (i)      Seller is a corporation duly
organized, validly existing and in good standing under the laws of the State of Maryland; the location and character of the properties owned or leased and the business conducted by Seller do not make qualification or licensing as a foreign corporation necessary in any other state or jurisdiction; and Seller has the corporate power and authority to own its properties and to carry on its business as now being conducted;

                                  (ii)     This Agreement has been duly
executed and delivered by Seller and constitutes a legal and binding obligation of Seller, enforceable in accordance with its terms except as enforcement of the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights and by general equity principles;

                                  (iii)    All instruments of transfer and
other documents necessary to effect the transfer to Purchaser of the Purchased Assets have been duly authorized, executed and delivered by Seller and are in proper form to transfer to Purchaser all right, title and interest in and to the Purchased Assets;

                                  (iv)     Except as set forth on Schedule
8(g), such counsel does not know of any litigation, proceeding, governmental investigation or claim pending or threatened against or relating to the Business, the Purchased Assets or the transactions contemplated by this Agreement; and

                                  (v)      The execution and delivery of this
Agreement and the consummation by Seller of the transactions contemplated hereby:

                                        (A)     do not and will not violate any
provision of the articles of incorporation or bylaws of Seller;

                                        (B)     do not and will not violate, or
result, with the giving of notice or the lapse of time or both, in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of, any lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree known to such counsel to which Seller is a party or by which it is bound; and

                                        (C)     do not and will not constitute
an event permitting termination of any lease, agreement, license or instrument known to such counsel to which Seller is a party.

                          (h)     Certified Resolutions.  Seller shall have
delivered to Purchaser copies, certified by the secretary or an assistant secretary of Seller, of the resolutions of Seller's board of directors and stockholders authorizing the execution and delivery of this Agreement.

                          (i)     Certificates of Good Standing.  Seller shall
have delivered to Purchaser a certificate of good standing of Seller issued by the Secretary of State of the State of Maryland dated as of a date within 30 days prior to Closing Date.

                          (j)     Instruments of Transfer.  Seller shall have
delivered to Purchaser a Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Schedule 9(j) (the "Bill of Sale") and other good and sufficient instruments of transfer and conveyance, as in the reasonable opinion of Purchaser's counsel, shall be effective to vest in Purchaser good and marketable title to the Purchased Assets.

                          (k)     Non-Solicitation Agreement.  Seller shall
have delivered to Purchaser a Non-Solicitation Agreement substantially in the form attached hereto as Schedule 9(k) executed by Dennis V. Riley in his individual capacity, and by Seller.

                          (l)     Notice to Subscribers.  Seller shall have
mailed on the Closing Date to each customer set forth on Schedules 1(a), 1(b) and 1(c) hereto a notice in the form attached hereto as Schedule 9(1). Seller shall be solely responsible for the costs associated with the creation and mailing of such notices.

                          (m)     Payment of Accrued Vacation Pay, etc.  Seller
shall pay to each of Seller's employees who render services to the Business that are to be discharged on or after the Closing Date all accrued and unpaid vacation pay, sick pay and all other accrued obligations to which such employees are entitled as a result of the termination of their employment with Seller.

                          (n)     Chain Account Assignment.  Seller shall have
executed with all entities listed on Schedule 8(o) an assignment in a form acceptable to Purchaser of the respective existing monitoring agreement(s) to Purchaser. The assignment will be enforceable by Purchaser against the respective Chain Accounts for not less than 48 months after the Closing Date.

                          (o)     Monitoring Agreements and Contract Monitoring
Accounts. Seller shall have executed with the respective Contract Monitoring Account dealers in a form acceptable to Purchaser either (i) an assignment of all of its rights in any Third Party Monitoring Agreement(s) related to the Contract Monitoring Accounts; or (ii) a new Third Party Monitoring Agreement in the form attached as Schedule 9(o).

                          (p)     Alarm Account Monitoring Agreement.  Seller
shall have entered into a Third Party Monitoring Agreement, a form of which is attached hereto as Schedule 9(p), which will require Seller to continue to monitor the Alarm Accounts and Contract Monitoring Accounts in a manner consistent or greater than the services provided before the Closing Date for a period not to exceed 90 days.

         Section 10. Conditions Precedent to Obligations of Seller. Seller's obligations to sell and transfer the Purchased Assets to Purchaser under this Agreement are subject to the fulfillment, prior to or on the Closing Date of each of the following conditions:

                          (a)     Representations True on the Closing Date.
Purchaser's representations and warranties contained in this Agreement shall be true at the date hereof, and at the Closing Date as though made on the Closing Date.

                          (b)     Performance.  Purchaser shall have performed
and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                          (c)     Bill of Sale.  Purchaser shall have executed
and delivered the Bill of Sale.


         Section 11. Indemnification. Seller, on the one hand, and Purchaser, on the other hand (the "Indemnitor") shall indemnify, hold harmless, defend and bear all costs of defending the other party (the "Indemnitee"), together with its successors and assigns, from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceeding, demand, assessment or judgment to or against the Indemnitee arising out of or in connection with any breach or violation of, or nonperformance by, the Indemnitor of any of its representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement.


         Section 12. Bulk Sales Law. If applicable, the sale and purchase described in this Agreement will be conducted according to, and in full compliance with, the requirements of the bulk transfer provisions of the Uniform Commercial Code as adopted in the State of Maryland. In addition to its indemnity under Sections 5 and 11, Seller hereby agrees to indemnify and hold Purchaser harmless from any and all liability to anyone arising from its failure to comply with the provisions of the bulk transfer provisions of the Uniform Commercial Code as adopted in the State of Maryland. Such indemnity shall survive Closing.


         Section 13. Assignment. Purchaser may, without the consent of Seller, assign its rights and delegate its obligations under this Agreement in writing, to any corporation, limited liability company, partnership, association, proprietorship or other business entity who acquires all or a substantial part of the assets of Purchaser in connection with the sale of all or a substantial part of its business. Upon any such assignment Purchaser shall be relieved and discharged from any further obligations under this Agreement. Furthermore, Purchaser may, without the consent of Seller, collaterally assign its rights under this Agreement to one or more banks, insurance companies or other financial institution for purposes of financing. Seller shall not assign its rights or delegate its obligations under this Agreement without the prior written consent of Purchaser.


         Section 14.      Agreements Prior to Closing.

                          (a)     Fulfillment of Conditions.  Seller shall use
its best efforts to take or cause to be taken all action reasonably necessary or appropriate to cause each of the conditions set forth in Section 9 to be fulfilled prior to or on the Closing Date. Purchaser shall use its best efforts to take or cause to be taken all action reasonably necessary or appropriate to cause each of the conditions set forth in Section 10 to be fulfilled prior to or on the Closing Date.

                          (b)     Access to Information.  Between the date of
this Agreement and the Closing, Seller shall allow the officers, directors, employees, representatives, attorneys and accountants of Purchaser free access at all reasonable times to the records, files, correspondence, audits and properties of Seller which pertain to the Business.

                          (c)     Confidentiality.  Purchaser on the one hand
and Seller on the other hand agrees to hold all information it obtains pursuant to its review of the records, files, correspondence, audits and properties of the other party in confidence and not to disclose such information to any third party, except for:

                                  (i)      information known by such party and
obtained from sources other than the other party;

                                  (ii)     disclosure that is authorized by the
other party in writing;

                                  (iii)    disclosure to such party's
professional advisors and to persons who are expected to be lenders to Purchaser; or

                                  (iv)     disclosure of information where such
information is required to be filed with any governmental agency or required to be produced before any court or tribunal or otherwise required by law to be disclosed. Except in connection with filing of tax returns and as otherwise required by law, the parties shall not disseminate to any person other than officers, directors, employees, representatives, attorneys and accountants of both parties any information relating to the Purchase Price or other consideration contemplated to be paid under this Agreement.

                          (d)     Conduct of Business.  Between the date of
this Agreement and the Closing Date, Seller shall cause the Business to be conducted in its usual and ordinary course including, but not limited to, not increasing the price and/or rate of any product or service relating to the Alarm Accounts and Contract Monitoring Accounts without the prior written consent of Purchaser.

                          (e)     Preservation of Existing Relationships.
Between the date of this Agreement and the Closing Date, Seller shall use its best efforts to continue existing relationships with customers, suppliers, employees and others having business relations with respect to Seller.

                          (f)     No Negotiations with Third Parties.  So long
as this Agreement is in effect, Seller shall not enter into any negotiations, arrangements, understandings, commitments, options or other agreements regarding the sale, transfer or other disposition of any of the shares of stock of Seller or of all or substantially all of the assets of Seller that relate in any way to the Business, or regarding any merger or consolidation of Seller with or into any corporation or other business entity.

                          (g)     Updated Schedules.  Seller agrees to update
the Schedules hereto as of the Closing Date to reflect changes occurring after the date hereof; provided, however, that if any of the Schedules attached hereto on the date hereof are materially inaccurate or incorrect, Seller may correct such Schedules only with Purchaser's prior written consent. Any updated Schedules shall be attached to this Agreement and for all purposes be deemed to be a part of this Agreement.


         Section 15. No Joint Venture. The relationship between the parties hereto is that of purchaser/seller and does not constitute a partnership or joint venture. Both parties agree not to make any representations or statements to any other person which contradict the foregoing.


         Section 16. Seller's Employees. Purchaser shall be under no obligation to employ after the Closing Date any of Seller's employees. After this Agreement is signed and prior to the Closing Date, Purchaser may interview any of Seller's employees regarding possible employment with Purchaser as of the Closing Date, so long as Purchaser does not materially interfere with the conduct of Seller's business. If Purchaser and any of Seller's employees reach agreement as to terms of employment to commence on or after the Closing Date, no inference shall be created that Purchaser has assumed any of Seller's obligations to its employees; provided, however, that if Purchaser hires any of Seller's employees then Seller shall provide Purchaser a copy of any and all personnel records relating to such employees. Seller shall furnish to Purchaser on request a list of all employees of the Business, setting forth their compensation, job description, hire date and a summary of all benefits provided.

         Section 17.      Post-Closing Covenants.

                          (a)     By Seller.

                                  (i)      Seller agrees to use its best
efforts to cooperate to make preparation for the conversion of the Alarm Accounts and Contract Monitoring Accounts to Purchaser's central station and billing system within 90 days of the Closing Date. Seller agrees to transfer to Purchaser all "ring down lines" for fire monitoring of Alarm Accounts without a change in priority or position. In connection with the conversion of the Alarm Accounts and the Contract Monitoring Accounts, Seller shall either

                                        (A)     at its sole expense, secure new
telephone numbers and/or lines for those Alarm Accounts and Contract Monitoring Accounts which share telephone numbers and/or lines with third parties within five (5) business days after notification from Purchaser that a "chip change" service call is required to reprogram the Alarm Account's alarm panel to dial to Purchaser's central monitoring station on a telephone number approved by Purchaser; or

                                        (B)     (1) credit the Purchase Price
in accordance with Section 2(e) or if such "chip change" is not completed within five (5) business days after notification by Purchaser, at Purchaser's sole discretion, either (2) allow Seller an extension period to complete the "chip change", or (3) credit the Escrow Account (the "Conversion Adjustment"). Such Conversion Adjustment shall equal $50 per Alarm Account or Contract Monitoring Account that requires a post-Closing alarm panel "chip change" service call by Purchaser.

                                  (ii)  If requested to do so by Purchaser,
Seller will assist in the orderly transition of the Alarm Accounts and Contract Monitoring Accounts base by updating customer account information and mailing the next scheduled invoices associated with the Alarm Accounts and Contract Monitoring Accounts after the Closing Date.

                                  (iii) Seller or any entity owned directly
or indirectly by Dennis V. Riley shall not sell, transfer or otherwise assign its ownership interests in the central monitoring station used to monitor the Alarm Accounts and Contract Monitoring Accounts until after all of the Alarm Accounts and Contract Monitoring Accounts have been transferred to Purchaser's central monitoring station.

                                  (iv)  If requested to do so by Purchaser,
Seller shall cooperate with Purchaser in prohibiting Purchaser's employees, former employees, subcontractors and former subcontractors from soliciting or disclosing the names and/or locations of the Alarm Accounts and Contract Monitoring Accounts including, without limitation filing and diligently pursuing injunctive or other legal actions against such persons.

                          (b)     By Purchaser.  Purchaser shall forward to
Seller 90% of all payments received by Purchaser after Closing that are attributable to the Service Receivables. Purchaser shall retain 10% of any Service Receivables collected by Purchaser as collection fees.


         Section 18. Risk of Loss. The risk of any loss or damage to the Purchased Assets resulting from fire, theft, explosion, earthquake, windstorm, flood, accident, act of God, war, seizure, activities of the armed forces or other casualty, reasonable wear and tear excepted, shall be borne by Seller at all times prior to the Closing Date, and Seller shall be entitled to all insurance proceeds resulting from such loss or damage.

         Section 19.      Miscellaneous.

                          (a)     Pronouns.  Whenever used herein and unless
otherwise indicated by the context, the masculine pronoun shall include and also mean the feminine and the neuter, and the singular shall include and also mean the plural.

                          (b)     Expenses.  Each party shall pay all expenses
incurred by it in connection with the preparation, execution and performance of this Agreement.

                          (c)     Entire Agreement.  This Agreement, together
with the Schedules hereto, sets forth the entire understanding of the parties, and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. This Agreement shall not be modified or amended except by written agreement of Purchaser and Seller. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof. All Schedules to this Agreement are incorporated into and made a part of this Agreement for all purposes to the same extent as if fully set forth herein.

                          (d)     Severability.  The invalidity or
unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision was omitted.

                          (e)     Binding Effect; Assignment.  All the terms,
provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns.

                          (f)     Notices.  Any notice required or permitted to
be delivered pursuant to the terms of this Agreement shall be considered to have been sufficiently delivered within five days after posting, if mailed by U.S. Mail, certified or registered, return receipt requested, postage prepaid or, upon receipt by overnight courier maintaining records of receipt by addressee or if delivered by hand or telecopied with the original notice being mailed the same day by one of the foregoing methods and addressed as follows:

                 IF TO PURCHASER AT:

                 Masada Security, Inc.
                 950 22nd Street North, Suite 800
                 Birmingham, Alabama  35203

                 Attention:  Mr. Terry W. Johnson

                 FACSIMILE:  1-800-531-3293

                 WITH COPY TO:

                 Burr & Forman
                 3100 SouthTrust Tower
                 420 North 20th Street
                 Birmingham, Alabama  35203

                 Attention:  W. Lee Thuston, Esq.

                 FACSIMILE:  (205) 458-5100


                 IF TO SELLER AT:

                 Alarm Data Group, Inc.
                 10741 Tucker Street
                 Beltsville, Maryland  20705

                 Attention:  Dennis V. Riley

                 FACSIMILE:
                             ---------------

                 WITH COPY TO:

                 Dennis V. Riley
                 6913 Lady Anne Court
                 Greenbelt, Maryland  20770


or at such other address as the party may designate by ten days advance written notice to the other party. Notice shall be effective when delivered to a responsible person at the address of the addressee.

                          (g)     Further Assurances.  Purchaser and Seller
shall execute such other instruments, documents and other papers and shall take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

                          (h)     Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Alabama, excluding its conflict of laws principles.

                          (i)     Counterparts.  This Agreement may be executed
in counterparts, each of which shall be deemed an original.

                          (j)     Survival.  The representations and warranties
of the parties hereto shall survive the date of this Agreement.

                          (k)     Drafting Presumption.  Each of the parties
hereto has participated in the negotiation and drafting of this Agreement and agree that no one party has prepared this document to the exclusion of the other party and that in construing this agreement there should be no presumption based upon which party drafted this Agreement.

                          (l)     Intended Beneficiary.  Purchaser and Seller
hereby acknowledge that the Purchase Price for the Purchased Assets may be funded from a loan provided by State Street Bank and Trust Company to Purchaser; therefore, in the event that State Street Bank and Trust Company participates in the funding of this transaction, Purchaser and Seller further acknowledge that State Street Bank and Trust Company is an intended beneficiary of this Agreement and shall rely upon the representations, warranties and agreements of Purchaser and Seller contained herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                             PURCHASER

                             MASADA SECURITY, INC.


                             By:  /s/ Charles F. Armstrong
                                 -----------------------------------------
                               Its: Vice President - Corporate Development
                                    --------------------------------------


                             SELLER

                             ALARM DATA GROUP, INC.


                             By:  /s/ Dennis V. Riley
                                ------------------------------------------
                             Its:  President
                                 -----------------------------------------


                               /s/ Dennis V. Riley
                              --------------------------------------------
                              DENNIS V. RILEY

                               LIST OF SCHEDULES

Schedule 1(a)             -       Alarm Accounts

Schedule 1(b)             -       Contract Monitoring Accounts

Schedule 1(c)             -       Other Contracts

Schedule 1(d)             -       Receivables

Schedule 1(e)             -       Telephone Lines and Numbers

Schedule 2(a)             -       Prepaid Revenue

Schedule 2(f)             -       Allocation of Purchase Price

Schedule 3(a)             -       Escrow Agreement

Schedule 3(b)             -       Escrow Account Distribution

Schedule 5                -       Assumed Liabilities

Schedule 8(g)             -       Pending Seller Litigation

Schedule 8(k)             -       Product Warranties

Schedule 8(l)             -       Insurance

Schedule 8(o)             -       Chain Accounts

Schedule 9(c)             -       Seller's Closing Certificate

Schedule 9(j)             -       Bill of Sale, Assignment and Assumption Agreement

Schedule 9(k)             -       Noncompetition, Nonsolicitation and Nondisclosure Agreement

Schedule 9(l)             -       Notice to Subscribers

Schedule 9(o)             -       Monitoring Agreements Relating to Contract Monitoring Accounts

Schedule 9(p)             -       Third Party Monitoring Agreement

Schedule 17(b)            -       Service Receivables
